EXHIBIT 10(bs)


 December 30, 2002

 Dorinco Reinsurance Company
 1320 Waldo Avenue, Suite 200
 Midland, Michigan  48642

 Attention:  David E. Chamberlain

 RE: Loan Agreement dated March 10, 1997, and amended by Amendment No. 1 executed August 14, 1998, Amendment No. 2 effective March 5, 1999 and Amendment No. 3 effective November 19, 1999 and Amendment No. 4 effective November 8, 2001 (as amended, the "Loan Agreement") between Hallmark Financial Services, Inc. ("Borrower") and Dorinco Reinsurance Company ("Lender")

 Dear Mr. Chamberlain:

 The purpose of this letter is to obtain written acknowledgement of Lender's consent to a restructuring of Borrower's ownership in certain of its subsidiaries and waiver of Sections 6.g. and 7.h. of the Loan Agreement in connection with such restructuring. This letter will further evidence the termination of that certain Stock Pledge and Security Agreement (the "Pledge Agreement") dated March 11, 1997, between Lender and ACO Holdings, Inc. ("ACO") and the release of all collateral held by Lender therunder.

 Borrower's Board of Directors proposes to cause ACO to contribute the outstanding capital stock of Hallmark Finance Corporation ("HFC") to American Hallmark Insurance Company of Texas ("AH"). As a result of the restructuring, HFC would be a wholly-owned subsidiary of AH rather than ACO. HFC would continue to be an indirect wholly-owned subsidiary of Borrower. A primary purpose of this restructuring is to enhance AH's Statutory Capital and Surplus (as defined in the Loan Agreement).

 In accordance with the Loan Agreement, the capital stock of HFC is pledged to Lender pursuant to the terms of that certain Stock Pledge and Security Agreement (the "Pledge Agreement") dated March 11, 1997, between ACO and Lender. In order to permit the equity in HFC to be included in AH's Statutory Capital and Surplus, Lender has agreed to terminate the Pledge
 Agreement and release  all of the  Pledged Stock (as  defined in the  Pledge
 Agreement) from Lender's security interest. Lender has further agreed to return to ACO all certificates representing the Pledged Stock and to file releases of any financing statements covering the Pledged Stock.


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 Page 2
 December 30, 2002
 Dorinco Reinsurance Company Lender's Consent


 Please acknowledge Lender's consent to the proposed restructuring, its waiver of Sections 6.g. and 7.h. of the Loan Agreement in connection therewith and its termination of the Pledge Agreement and release of the Pledged Stock by executing and returning to the undersigned the enclosed duplicate original of this letter. Thank you for your courtesy and cooperation in this matter.

 Very truly yours,

 HALLMARK FINANCIAL SERVICES, INC.


 By: /s/ Mark E. Schwarz
     ----------------------------------
     Mark E. Schwarz,
     Chairman of the Board of Directors


 CONSENTED TO AND AGREED AS OF DECEMBER 30, 2002:


 By: /s/ David E. Chamberlain
     ----------------------------------
     David E. Chamberlain
     Vice President